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                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (Formerly Donaldson, Lufkin & Jenrette, Inc.)

                           OFFER TO PURCHASE FOR CASH

                       ANY AND ALL OUTSTANDING SHARES OF
           FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B
                    Liquidation Preference $50.00 Per Share

                            CUSIP Number 257661 30 6

                                       at

                                $52.20 PER SHARE

                       Plus Accrued and Unpaid Dividends
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           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
    NEW YORK CITY TIME, ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                                October 30, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Credit Suisse First Boston (USA), Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation, and an indirect wholly owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland, to act as Dealer Manager in connection with the Company's offer to purchase all outstanding shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, liquidation preference $50.00 per share (the "Shares"), at a price, net to the seller in cash, of $52.20 per Share, plus accrued and unpaid dividends up to but not including the payment date, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated
October 30, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto and thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    Enclosed for your information and use are copies of the following documents:

        1.  Offer to Purchase, dated October 30, 2001;

        2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.
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    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

    If holders of Shares wish to tender, but cannot deliver such holders' certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "The Offer--Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

    The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or D. F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                      Very truly yours,

                                      CREDIT SUISSE FIRST BOSTON CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CREDIT SUISSE GROUP, CREDIT SUISSE FIRST BOSTON, INC., THE DEALER MANAGER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.